Exhibit 10.4

[FORM OF AMENDMENT NUMBER ONE TO RESTRICTED STOCK UNIT

AWARDS FOR NON-EMPLOYEE DIRECTORS]

AMENDMENT NUMBER ONE (the “Amendment”), dated as of October 25, 2007, to RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC. 2004 OMNIBUS INCENTIVE PLAN, between DreamWorks Animation SKG, Inc. (the “Company”), a Delaware corporation, and [NAME].

WHEREAS the Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of the award of restricted stock units (the “RSUs”) that have been granted to you under the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan (the “Plan”);

WHEREAS Section 13 of the Award Agreement provides that the Company may amend the Award Agreement if the Company or the Committee (as defined in the Plan) determines that such an amendment is necessary or desirable to minimize or avoid the incurrence of any taxes or interest that might be payable by you pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS the Committee has determined that this Amendment is desirable in order to avoid the imposition of additional taxes and penalties on you pursuant to Section 409A of the Code and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”).

NOW, THEREFORE, the Award Agreement is hereby amended as follows:

SECTION 1. Section 2 shall be deemed deleted in its entirety and the following section shall be deemed inserted in its place:

“SECTION 2. Vesting and Delivery. (a) Except as otherwise determined by the Committee in its sole discretion, your rights with respect to the RSUs subject to this Award Agreement shall become fully vested upon the earlier of (i) the first anniversary of the date of grant of the RSUs and (ii) a Change of Control (the earlier of such dates, the “Vesting Date”).

(b) Notwithstanding the occurrence of the Vesting Date, the Company shall not deliver the Shares with respect to the RSUs to you until the termination of your service as a director of the Company and its Affiliates, provided that (i) such termination occurs on or following the Vesting Date and (ii) such termination constitutes a “separation from service” within the meaning of Section 409A. In such event, you will be entitled to delivery of one Share for each RSU awarded to you pursuant to this Award Agreement within 10 days following the termination of your service as of a director of the Company and its Affiliates.

SECTION 2. Section 3 shall be deemed deleted in its entirety and the following section shall be deemed inserted in its place:

“SECTION 3. Forfeiture of RSUs. Except as otherwise determined by the Committee in its sole discretion, if your service as a director is terminated for any reason prior to the Vesting Date, your rights with respect to any RSU awarded to you pursuant to this Award Agreement shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.”

SECTION 3. Section 409A. The following section is hereby added as new Section 14:

“SECTION 14. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.”

SECTION 4. Effect on Award Agreement. Except as expressly modified herein, the Award Agreement is not modified or amended in any respect and, as modified herein, the Award Agreement is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has duly executed this Amendment as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

By
Name:
Title:

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